Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free writing Prospectus dated May 24, 2018

Relating to Preliminary Prospectus dated May 21, 2018

Registration No. 333-225062

Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Improves Capital Structure and Plans to Eliminate Mezzanine Debt

BOSTON—(May 24, 2018) Plymouth Industrial REIT, Inc. (the “Company”) (NYSE American: PLYM) today announced that it has entered into a new $35.7 million senior secured term loan with KeyBank National Association that matures in August 2021 and bears interest at a rate of LIBOR plus 7.0%. The KeyBank term loan is secured by equity interests in the 20 properties held by the Company’s wholly-owned subsidiary, Plymouth Industrial 20, and each of its property owning subsidiaries. The Company intends to use the proceeds of the KeyBank term loan to repay in full its outstanding mezzanine debt held by Torchlight Investors, LLC, which is scheduled to mature in October 2023 and bears interest at a rate of 15.0% per annum.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We are pleased to work closely with KeyBank again to improve our capital structure. We had previously stated the earliest the prepayment of the mezzanine loan would make financial sense for us would be the third quarter of 2019 due to the contractual prepayment premiums. We expect that the terms of the proposed repayment of the Torchlight loan will enable us to take this significant step to simplify our balance sheet and materially reduce our annual interest expense earlier than we had anticipated.”

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any security of the Company, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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